Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contacts:
Deborah A. Smeltzer	Amy Figueroa
VP Operations & Chief Financial Officer	Investor Relations & Corporate Communications
510-665-7222	510-665-7211
dsmeltzer@dynavax.com	afigueroa@dynavax.com

DYNAVAX ANNOUNCES LISTING TRANSFER TO

THE NASDAQ CAPITAL MARKET FROM THE NASDAQ GLOBAL MARKET

BERKELEY, Calif. - November 25, 2008 - Dynavax Technologies Corporation (Nasdaq: DVAX), a clinical-stage biotechnology company, announced today that Nasdaq has approved the Company's request to transfer the listing of its shares to The Nasdaq Capital Market from The Nasdaq Global Market effective November 26, 2008.

The Nasdaq Capital Market is one of the three markets for Nasdaq-listed stock and includes over 500 companies. Companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq's corporate governance standards. The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market and Dynavax shares will continue to trade under the symbol "DVAX".

About Dynavax

Dynavax Technologies Corporation is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of infectious diseases, respiratory diseases and cancer. The company's novel Toll-like Receptor 9 (TLR9) agonist products are based on its proprietary immunostimulatory sequences (ISS), which are short DNA sequences that stimulate the innate immune response. Dynavax's clinical product candidates include: HEPLISAV™, a hepatitis B vaccine partnered with Merck & Co., Inc.; a therapy for hepatitis B; and therapies for cancer and hepatitis C funded by Symphony Dynamo, Inc. The company's preclinical pipeline includes an asthma and COPD drug candidate partnered with AstraZeneca AB and a Universal Flu vaccine. For more information, visit www.dynavax.com.

Forward-looking Statements

This press release contains "forward-looking statements". Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business and the current industry environment; our ability to obtain additional financing to support our operations; our ability to sustain compliance with applicable Nasdaq Capital Market continued listing requirements and other risks detailed in the "Risk Factors" section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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